                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     Information Required In Proxy Statement

                            Schedule 14A Information

Proxy Statement Pursuant To Section 14(a) Of The Securities Exchange Act Of 1934

                                (Amendment No. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

      / / Preliminary Proxy Statement

      / / Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by
          Rule 14a-6(e)(2))

      / / Definitive Proxy Statement

      /X/ Definitive Additional Materials

      / / Soliciting Material Under Rule 14a-12

                           POMEROY IT SOLUTIONS, INC.
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                (Name of Registrant as Specified in Its Charter)

                            FLAGG STREET CAPITAL LLC
                            FLAGG STREET PARTNERS LP
                       FLAGG STREET PARTNERS QUALIFIED LP
                            FLAGG STREET OFFSHORE, LP
                                 JONATHAN STARR
                               MICHAEL A. RUFFOLO
                                RICHARD S. PRESS
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      /X/ No fee required.

      / / Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
0-11.

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          pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      (5) Total fee paid:

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      / / Fee paid previously with preliminary materials:

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      / / Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

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      (4) Date Filed:

      Flagg Street Capital LLC,  together with the persons and entities named on the cover of this Schedule 14A (collectively,  the "Flagg Street Parties"),  are filing materials  contained  herein with the Securities and Exchange  Commission
("SEC") in connection with the 2007 annual meeting of stockholders  (the "Annual
Meeting") of Pomeroy IT Solutions,  Inc.  ("Pomeroy").  The Flagg Street Parties
previously filed a definitive proxy statement with the SEC soliciting proxies to elect three director nominees at the Annual Meeting. On July 12, 2007, the Flagg
Street  Parties and Pomeroy  entered  into a  settlement  agreement  pursuant to which,  among other things, the Flagg Street Parties have terminated their proxy solicitation in connection  with the Annual  Meeting.  A copy of the Joint Press
Release issued by Pomeroy and the Flagg Street Parties announcing the settlement agreement is filed herewith.

      Item 1. Joint Press Release issued by Pomeroy and the Flagg Street Parties on July 12, 2007:

FOR IMMEDIATE RELEASE

                    POMEROY IT SOLUTIONS SETTLES PROXY BATTLE

             ANNUAL STOCKHOLDERS MEETING POSTPONED TO JULY 31, 2007

      Hebron, KY and Cambridge,  MA, July 12, 2007 - Pomeroy IT Solutions,  Inc.
(Nasdaq:  PMRY) and Flagg Street Capital,  which owns  approximately 9.8% of the
Company's  outstanding  stock,  announced  today that they have  entered  into a settlement agreement that will end Flagg Street's proxy solicitation.

      Under the terms of the settlement  agreement,  the Company will expand the size of its Board to 12,  and two of Flagg  Street's  three  director  nominees,
Jonathan Starr and Michael Ruffolo,  will be immediately added to the Board. All three  of  Flagg  Street's  nominees,  including  Richard  Press,  also  will be nominated by the Board for election to full terms as directors at the  Company's
2007 annual  meeting of  stockholders,  along with the Board's  other  nominees.
Flagg Street's  nominees will also be entitled to  representation  on each Board committee.

      "After  meeting with each of the Flagg Street  nominees,  we are impressed
with  their  credentials  and   accomplishments,"   said  Kenneth  Waters,  Lead
Independent   Director.   "Mike,   Dick  and  Jonathan  are  highly   competent,
well-regarded in their respective  industries,  and have been uniformly involved in successful  endeavors.  Collectively,  they will add  considerable  depth and relevant insight to the strategic  direction of the Company.  We look forward to their strong positive contributions to the Board," added Waters.

      "We invested in Pomeroy  because we believe in the  Company's  potential,"
said Jonathan Starr,  founder and principal of Flagg Street Capital. "We believe that the Pomeroy Board has undertaken  some very positive  corporate  governance initiatives that benefit all Pomeroy stockholders. It's time now to focus on the future.  We are committed to working with the other Board members and management
to  help  make  Pomeroy  a  great  company  for  stockholders,   customers,  and
employees," added Starr.

      The Company's 2007 annual meeting of stockholders has been rescheduled for
July 31, 2007. The Company  intends to mail to  stockholders a supplement to its proxy  statement,  along with a new proxy card,  for use in connection  with the
2007 annual meeting.  Proxy cards  previously  provided by the Company and Flagg
Street will not be valid for voting at the annual meeting.

ABOUT POMEROY IT SOLUTIONS, INC.

      Pomeroy IT  Solutions,  Inc. is a leading  provider  of IT  infrastructure solutions focused on enterprise,  network and end-user technologies.  Leveraging its core  competencies  in IT Outsourcing  and  Professional  Services,  Pomeroy
delivers  consulting,  deployment,  operational,  staffing and product  sourcing solutions through the disciplines of Six-Sigma,  program and project management, and  industry  best  practices.  Pomeroy's  consultative  approach  and adaptive
methodology  enables  Fortune  2000  corporations,   government  entities,   and
mid-market  clients to realize their business goals and objectives by leveraging information technology to simplify complexities,  increase productivity,  reduce costs, and improve profitability. For more information, go to www.pomeroy.com.

ABOUT FLAGG STREET CAPITAL LLC

Flagg Street Capital LLC is a Massachusetts-based registered investment advisor.